                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

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                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                            PARCPLACE-DIGITALK, INC.



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 23, 1996



     The Annual Meeting of Stockholders of ParcPlace-Digitalk, Inc. will be held on Friday, August 23, 1996, at 8:00 a.m., local time, at the Company's offices located at 999 East Arques Avenue, Sunnyvale, California for the following purposes, as more fully described in the accompanying Proxy Statement:

        1. To elect directors of the Company.

        2. To approve amendments to the Company's 1993 Stock Plan, including an increase in the number of shares authorized for issuance thereunder.

        3. To approve an amendment to the Company's 1993 Employee Stock Purchase Plan to increase the number of shares authorized for issuance thereunder.

        4. To confirm the appointment of Ernst & Young as the independent auditors of the Company for the fiscal year ending March 31, 1997.

        5. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on June 27, 1996 are entitled to vote at the Annual Meeting and are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

                                        FOR THE BOARD OF DIRECTORS

                                        William P. Lyons
                                        President and Chief Executive Officer


Sunnyvale, California
July 12, 1996



                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU RETURN A PROXY.

                            PARCPLACE-DIGITALK, INC.


                            PROXY STATEMENT FOR 1996
                         ANNUAL MEETING OF STOCKHOLDERS



              INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of ParcPlace-Digitalk, Inc. ("ParcPlace-Digitalk" or the "Company") for use at the Annual Meeting of Stockholders to be held on Friday, August 23, 1996 at 8:00 a.m., local time. The Annual Meeting will be held at the Company's offices located at 999 East Arques Avenue, Sunnyvale, California.

     This Proxy Statement was mailed to stockholders on or about July 12, 1996.

RECORD DATE AND STOCK OWNERSHIP

     Stockholders of record at the close of business on June 27, 1996, the record date for the Annual Meeting, are entitled to vote at the meeting. At the record date, 11,689,021 shares of the Company's Common Stock were issued and outstanding.

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of the record date as to each person who is known to the Company to beneficially own more than five percent of the outstanding shares of its Common Stock. Information regarding the beneficial ownership of management is set forth later in this Proxy Statement.

                                                       SHARES
                                                    BENEFICIALLY            PERCENT
                NAME AND ADDRESS                       OWNED                 OWNED
                ----------------                    ------------            -------
     State of Wisconsin Investment Board              630,000                 5.5%
     Lake Terrace
     121 E. Wilson St.
     Madison, WI  53702


REVOCABILITY OF PROXIES

       Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

       Each stockholder is entitled to one vote for each share held as of the record date. Stockholders do not have the right to cumulate their votes in the election of directors.

       The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the record date. The Company intends to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business, but to exclude broker non-votes from the calculation of shares entitled to vote with respect to any proposal for which authorization to vote was withheld.

       The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners. The Company may retain a proxy solicitor to assist in the solicitations of proxies, for which the Company would expect to pay an estimated fee of $6,000 plus reimbursement of expenses. Proxies also may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.


                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

       A board of five directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote all proxies for the five nominees named below, all of whom are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders. There are no family relationships between any of the directors or executive officers of the Company.

       The Board of Directors recommends a vote FOR the nominees listed below:

     NAME OF NOMINEE        Age                Principal Occupation
     ---------------        ---                --------------------
James C. Anderson            57       Senior Executive, Office of Technology, ParcPlace-Digitalk, Inc.
John B. Carrington           52       Former CEO of Digitalk, Inc.
Jos C. Henkens               43       General Partner, Advanced Technology Ventures
Philip C. Kantz              52       President and Chief Operating Officer, Trans Ocean Ltd
William P. Lyons             51       President and Chief Executive Officer of the Company

       James C. Anderson, a founder of Digitalk, Inc. ("Digitalk"), has been a director of the Company since September 1995, and also is the Senior Executive, Office of Technology of the Company. He was Chairman of the Board of Digitalk, a provider of software development tools based on the Smalltalk language, from its inception in 1983 until the merger with the Company in August 1995. Mr. Anderson was also President and Chief Executive Officer of Digitalk from its inception until September 1991 and January 1994, respectively. Prior to founding Digitalk, he was a principal consultant at Computer Sciences Corporation for more than 15 years.

       John B. Carrington has been a director of the Company since September 1995. He was President and a director of Digitalk from September 1991 and Chief Executive Officer from January 1994 until the merger with the Company in August 1995. Prior to joining Digitalk, he was Chairman of the Board and Chief Executive Officer of Cogensys Corporation, co-founded State of the Art, Inc., and held senior positions with the Del Mar Group, Harte-Hanks Communications, and Honeywell.

       Jos C. Henkens has been a director of the Company since March 1988. Mr. Henkens has been a general partner of Advanced Technology Ventures, a venture capital investment firm, since 1983. He is also a director of Actel Corporation, Credence Systems Corporation and a variety of private companies.

       Philip C. Kantz has been President, Chief Operating Officer and a director of Trans Ocean Ltd, a diversified worldwide transportation services company, since October 1995. From February 1994 through January 1995, Mr. Kantz served as President and Chief Executive Officer and a director of Transcisco Industries, Inc., an industrial services company. From 1992 to 1993 he was interim President and Chief Executive Officer of Genetrix, Inc., a biotechnology services business, and from 1988 to 1991 he was President and Chief Executive Officer of Itel Containers International Corporation, a subsidiary of Itel Corporation, then engaged in the leasing of intermodal cargo containers. Previously, Mr. Kantz was President of the Transportation and Industrial Funding Corporation and Senior Vice President and General Manager of GE Capital from 1986 to 1988. He currently serves as a director of 3Com Corporation, Trans Ocean Ltd, Falcon Building Products, Inc. and Search Systems Corporation.

       William P. Lyons has been President, Chief Executive Officer and director of the Company since April 1992. From 1988 until November 1991, Mr. Lyons held a variety of general management and senior executive positions at

Ashton-Tate, a desktop database company, including Vice President of the PC Applications Group, President, and, most recently, Chairman of the Board and Chief Executive Officer. From 1969 until 1988, he worked at IBM, most recently as Vice President of Software Marketing of its National Distribution Division. He is also a director of FileNet Corporation.

COMPENSATION OF OUTSIDE DIRECTORS

       The Company pays its outside directors a fee, for each meeting attended, of $1,000 for each meeting of the Board of Directors and $500 for each meeting of a committee. Under the Company's 1995 Director Stock Option Plan, outside directors also are granted, upon election to the Board, an option to purchase 20,000 shares of Common Stock and, assuming at least six months have elapsed since the initial grant, are granted on June 30 of each year an option to purchase an additional 5,000 shares of Common Stock. The initial grants vest monthly over four years and the subsequent grants vest monthly over one year beginning four years after the date of grant. All the options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant.

BOARD MEETINGS AND COMMITTEES

       The Board of Directors of the Company held 7 meetings during the fiscal year ended March 31, 1996. No nominee attended fewer than 75% of the meetings of the Board of Directors or of committees on which such person served. The board of directors has a Compensation Committee that makes recommendations concerning salaries and incentive compensation for employees of the Company and an Audit Committee that reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee, which is presently comprised of directors Carrington and Henkens, held 3 meetings in fiscal 1996. The Audit Committee, which is also presently comprised of directors Carrington and Henkens, held 1 meeting in fiscal 1996. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.


                                PROPOSAL NO. 2:
                          AMENDMENT OF 1993 STOCK PLAN

       The Board of Directors in June 1996 adopted amendments to the Company's 1993 Stock Plan (i) to increase the number of shares available for issuance under the plan by 425,000 shares, and (ii) to impose certain limits on the number of shares as to which options may be granted to any one individual under the plan, as described below under "Limits on Grants". The amendments are hereby submitted to the Company's stockholders for approval.

       The affirmative vote of a majority of the shares of ParcPlace Common Stock present or represented and voting at the meeting is required to adopt this proposal. The Board of Directors recommends a vote "FOR" amendment of the 1993 Stock Plan.

DESCRIPTION OF 1993 STOCK PLAN

       The purposes of the 1993 Stock Plan, which provides a means for employees and consultants to acquire stock of the Company, are to attract and retain qualified personnel and to provide additional incentives for employees and consultants to exert maximum efforts for the success of the Company.

       Number of Shares. Under the 1993 Stock Plan, as amended, the total number of shares of Common Stock authorized for issuance is 1,925,000 plus any number of shares forfeited under the now-terminated 1989 Stock Option Plan (described below) by expiration or cancellation of options under such plan. As of March 31, 1996, 193,980 shares forfeited under the 1989 Stock Option Plan had been added to the 1993 Stock Plan.

       Administration. The 1993 Stock Plan is administered by the Board of Directors of the Company or a committee appointed by the Board of Directors. Any such committee must consist of directors who are not employees or consultants of the Company or any subsidiary of the Company, and must have at least two members. The 1993 Stock Plan is currently administered by the Compensation Committee of the Board of Directors. By delegated authority, options covering a limited number of shares may be granted by the Chief Executive Officer of the Company to any person who is not also an officer or member of the Board of Directors of the Company.

       Eligibility. The 1993 Stock Plan provides that stock options and stock purchase rights may be granted to employees, officers, directors and consultants of the Company and its majority-owned subsidiaries, although only employees may be granted options that are designated as incentive stock options. As of March 31, 1996, approximately 325 persons were eligible to participate in the 1993 Stock Plan. The Board of Directors, its committee or the Chief Executive Officer selects the optionees and determines the number of shares to be subject to each option or stock purchase right. In making such determination, there is taken into account the duties and responsibilities of the employee, the value of the employee's services, the employee's present and potential contribution to the success of the Company, the anticipated number of years of future service of the employee and other relevant factors.

       Exercise Price; Market Value. The exercise price of options and stock purchase rights granted under the plan must be at least 85% of the market price of Common Stock on the date of grant, and in the case of incentive stock options must be at least 100% of such market price. In the case of an incentive stock option granted to an optionee who owns more than 10% of the voting power or value of all classes of stock of the Company, the exercise price must be at least 110% of such market price. Payment of the exercise price may, depending on the terms of the option agreement, consist of cash, check, surrender of shares of Common Stock owned by the optionee, or such other consideration as determined by the Board of Directors or its committee. On March 31, 1996, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $9.125.

       Exercisability. Options granted under the plan generally become exercisable over 48 months. Each option may be exercised, during the lifetime of the optionee, only by such optionee.

       Duration of Options. Options granted under the plan may have a maximum term of ten years from the date of grant. An option granted to an optionee who, immediately before the grant of such option, owns more than 10% of the voting power or value of all classes of stock of the Company, may not have a term of more than five years. If an optionee's employment or consulting relationship with the Company is terminated for any reason, the option must be exercised within a specified period of time, and thereafter the option shall terminate. In the event of such early termination, the option may be exercised only to the extent it was exercisable on the date of termination.

       Changes in Capitalization. In the event of changes in the Common Stock by reason of stock dividends, split-ups or combinations of shares, reclassifications, recapitalizations, mergers, consolidations, reorganizations or liquidations, the Board or its committee shall make such adjustments in the option price and the number and class of shares subject to options outstanding under the plan as it shall deem appropriate. In the event of the proposed dissolution or liquidation of the Company, outstanding options shall terminate immediately prior to the consummation of the proposed action unless the Board or its committee provides otherwise. In the event of the merger of the Company with or into another corporation, or the sale of all or substantially all of the Company's assets, each outstanding option and purchase right shall be assumed or an equivalent option or right shall be substituted by the successor corporation or its parent or subsidiary. The Board or its committee may, in lieu of such assumption or substitution, make outstanding options and rights fully exercisable for a period of fifteen days, after which the options and rights will terminate.

       Amendment and Termination.   The 1993 Stock Plan will terminate in
December 2003, unless terminated earlier by the Board of Directors of the Company. The Board may from time to time amend or terminate the plan as it deems advisable, although certain amendments require approval of the stockholders. Any amendment or termination of the plan will not affect outstanding options unless the optionee and the Company agree in writing.

       Limits on Grants. Under Section 162(m) of the Internal Revenue Code, adopted in 1993, the deductibility of compensation paid to certain executive officers may be restricted if it exceeds $1 million in one year, although performance-based compensation is excluded from the restriction. In order to preserve the Company's ability to deduct compensation related to stock options granted under the plan, the Board of Directors in June 1996 adopted an amendment to the plan providing that no employee may be granted, in any fiscal year of the Company, options to purchase more than 250,000 shares of Common Stock, except that the Company may make a one-time grant of up to 500,000 shares in connection with an employee's initial employment which shall not count against the first limitation. If in the future such limitations are required to preserve the deductibility of compensation related to stock options, the Board of Directors or its committee may modify or eliminate these limitations.

       Tax Information Regarding Stock Options. An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or at the time it is exercised, although exercise of the option may subject the optionee to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after exercise of the option, any gain will be treated as long-term capital gain. If these holding periods are not satisfied at the time of sale, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of (i) the fair market value of the stock at the date of the option exercise or (ii) the sale price of the stock, and the Company will be entitled to a deduction in the same amount. (Different rules may apply upon a premature disposition by an optionee who is an officer, director or 10% stockholder of the Company.) Any additional gain or loss recognized on such a premature disposition of the shares will be characterized as capital gain or loss. If the Company grants an incentive stock option and as a result of the grant the optionee has the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, then the excess shares must be treated as non-statutory options.

       An optionee who is granted a non-statutory stock option will also not recognize any taxable income upon the grant of the option. However, upon exercise of a non-statutory stock option, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized by an optionee who is an employee of the Company will be subject to tax withholding by the Company. Upon resale of the shares by the optionee, any difference between the sales price and the fair market value at the time of exercise, to the extent not recognized as ordinary income as described above, will be treated as capital gain or loss. The Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the optionee.


                                PROPOSAL NO. 3:
                   AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN

       The Company's 1993 Employee Stock Purchase Plan (the "Purchase Plan") provides employees of the Company with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. The Board of Directors of the Company amended the Purchase Plan in June 1996 to increase the number of shares authorized for issuance under the plan by 150,000 shares to a new total of 450,000 shares.

       The affirmative vote of a majority of the shares of ParcPlace Common Stock present or represented and voting at the meeting is required to adopt this proposal. The Board of Directors recommends a vote "FOR" amendment of the 1993 Employee Stock Purchase Plan.

DESCRIPTION OF 1993 EMPLOYEE STOCK PURCHASE PLAN

     Status of Shares. As of March 31, 1996, 198,303 shares had been issued under the Purchase Plan and 101,697 shares remained available for future issuance.

     Operation of the Purchase Plan. Under the Purchase Plan, the Company withholds a percentage of each salary payment to participating employees over offering periods of six months or longer as determined by the Board of Directors or its committee. Presently, the offering periods are twelve months long. The offering periods are divided into six-month purchase periods and the accumulated amounts deducted are used to purchase shares of Common Stock at the end of each six-month purchase period. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the applicable offering period or the last day of the current purchase period, whichever is lower. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

     Eligibility; Administration. Employees are eligible to participate in the Purchase Plan if their customary employment is at least 20 hours per week and more than five months per calendar year. As of March 31, 1996, approximately 325 employees were eligible to participate in the Purchase Plan. Payroll deductions may not exceed 10% (or such other maximum percentage between 5% and 15% as the Board of Directors or its committee determines) of an employee's compensation, including overtime, bonuses, commissions, incentive payments and other compensation. No employee may purchase more than $25,000 worth of stock in any offering period. The Purchase Plan is currently administered by the Board of Directors.

     Amendment and Termination. The Board of Directors may amend the Purchase Plan from time to time or may terminate it or any offering period under it, without approval of the shareholders. However, to the extent necessary and desirable to comply with Rule 16b-3 under the Securities Exchange Act (or any other applicable law or regulation), the Company shall obtain approval of the shareholders with respect to plan amendments to the extent and in the manner required by such law or regulation. In the event of a merger or sale of substantially all of the assets of the Company, the Board may shorten the offering period or permit the assumption of outstanding rights to purchase Common Stock. Unless earlier terminated by the Board of Directors, the Purchase Plan will terminate by its own terms in December 2003.

     Tax Consequences of Purchase Plan Transactions. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income is taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax, depending in part on how long the shares are held by the participant. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares were purchased by the participant over the participant's purchase price. Any additional gain or loss on the sale or disposition will be capital gain or loss. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period described above.


                                PROPOSAL NO. 4:
              CONFIRMATION OF APPOINTMENT OF INDEPENDENT AUDITORS

       The Board of Directors has selected Ernst & Young, independent auditors, to audit the financial statements of the Company for the year ending March 31, 1997 and recommends that the stockholders vote FOR confirmation of such selection. In the event of a negative vote, the Board of Directors will reconsider its selection. Ernst & Young has audited the Company's annual financial statements since its inception. Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of the record date as to (i) each director, (ii) each officer named in the Summary Compensation Table below and (iii) all directors and executive officers as a group. The persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to the shares owned by them, subject to community property laws.

                                                                      Shares           Approximate
                                                                   Beneficially          Percent
                               NAME                                   Owned              Owned(1)
                               ----                                ------------        -----------
James C. Anderson..............................................        390,081             3.3%
John B. Carrington.............................................        174,688             1.5%
Jos C. Henkens (2).............................................        498,711             4.3%
  Advanced Technology Ventures
  2884 Sand Hill Road, Suite 100
  Menlo Park, CA  94025
Philip C. Kantz (3)............................................         47,000                *
William P. Lyons (4)...........................................        487,299             4.0%
Carolyn V. Aver (5)............................................         46,695                *
Richard H. Dym (6).............................................         32,546                *
Adele J. Goldberg (7)..........................................        257,316             2.2%
William G. Wesemann (8)........................................         22,186                *
All directors and executive officers as
  a group (12 persons) (9).....................................      2,093,299            17.0%


*      Less than 1%.

(1) Percent of the outstanding shares of Common Stock, treating as outstanding all shares issuable on exercise of options held by the particular beneficial owner that are included in the first column.

(2) Includes 361,598 shares held by Advanced Technology Ventures II and 130,331 shares held by Advanced Technology Ventures III, as well as 532 shares held by Mr. Henkens and 6,250 shares subject to options exercisable as of 60 days after the record date by Mr. Henkens. Mr. Henkens is a general partner of Advanced Technology Ventures. Mr. Henkens disclaims beneficial ownership of the shares held by Advanced Technology Ventures, except to the extent of his proportionate interest therein.

(3) Includes 45,000 shares that are held by a trust for which Mr. Kantz is executor and as to which he thereby has voting control but no pecuniary interest.

(4) Includes 395,475 shares subject to options exercisable as of 60 days after the record date.

(5) Includes 37,385 shares subject to options exercisable as of 60 days after the record date.

(6) Includes 32,546 shares subject to options exercisable as of 60 days after the record date.

(7) Includes 52,985 shares subject to options exercisable as of 60 days after the record date.

(8) Includes 20,750 shares subject to options exercisable within 60 days after the record date.

(9) Includes 597,582 shares subject to options exercisable as of 60 days fter the record date, held by the 9 directors and officers listed above and by 2 officers not listed above.

                       EXECUTIVE COMPENSATION INFORMATION

COMPENSATION TABLES

       The following table sets forth the compensation paid by the Company during the fiscal years ended March 31, 1994, 1995 and 1996, to the Chief Executive Officer, the four other most highly compensated executive officers of the Company, based on fiscal 1996 salary and bonus, and one additional officer who was among the most highly compensated but was not serving as an executive officer at the end of fiscal 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                                                        AWARDS OF
                                                  FISCAL      ANNUAL COMPENSATION        OPTIONS           ALL OTHER
         NAME AND PRINCIPAL POSITION               YEAR       SALARY(1)  BONUS(2)     (# OF SHARES)     COMPENSATION(3)
         ---------------------------               ----       ---------  --------     -------------     ---------------
William P. Lyons                                   1996       $200,000    $50,000         10,000             $1,066
  President and Chief Executive Officer            1995       $188,333          -         60,000             $1,066
                                                   1994       $180,000   $115,200        115,000            $11,104

James C. Anderson                                  1996 (4)   $218,287    $21,500          4,273                $69
  Senior Executive, Office of Technology

Carolyn V. Aver                                    1996       $143,750    $22,500         14,500               $253
  Vice President and Chief Financial Officer       1995       $129,167          -         12,500               $254
                                                   1994       $125,000    $50,000         62,500               $103

Richard H. Dym                                     1996       $195,809    $13,000         10,100               $644
  Vice President of International Operations       1995       $132,140          -         11,500             $2,406
                                                   1994       $115,008    $36,800         56,250               $620

Adele J. Goldberg                                  1996       $169,200          -              -           $199,103
  Chairman of the Board of Directors (5)           1995       $171,250          -         40,000             $1,036
                                                   1994       $165,000   $115,200         57,500            $20,317

William G. Wesemann                                1996       $220,863    $17,000         13,400             $2,106
  Vice President of North American Sales (6)       1995        $70,822    $25,000         83,000               $302



(1) The amounts shown as Mr. Wesemann's salary include commission payments of $50,863 in fiscal 1996 and $8,924 in fiscal 1995. The amounts shown as Mr. Dym's salary include commission payments of $68,934 in fiscal 1996 and $14,015 in fiscal 1995.

(2) The executive bonus plans for each fiscal year established executive bonus awards as the product of a target percentage of base salary times an individual performance multiplier times a Company performance multiplier. The amount shown for Mr. Wesemann in fiscal 1995 represents a one-time incentive bonus based on achievement of specific near-term objectives.

(3) Except as noted in the following sentences, the amounts shown as other compensation represent life insurance premiums. The amount shown for Mr. Lyons in fiscal 1994 includes a cash-out of accrued vacation pay of $10,038. The amount shown for Mr. Dym in fiscal 1995 includes a travel-savings incentive of $1,772. The amount shown for Dr. Goldberg in fiscal 1996 includes severance and consulting payments of $198,000, in fiscal 1995 includes a travel-savings incentive of $287, and in fiscal 1994 includes a cash-out of accrued vacation pay of $19,673. The amount shown for Mr. Wesemann in fiscal 1996 includes a travel-savings incentive of $1,229 and an insurance dual coverage waiver reimbursement of $600, and in fiscal 1995 includes an insurance dual coverage waiver reimbursement of $200.

(4) Mr. Anderson was an executive officer of Digitalk from its inception until the merger with the Company in August 1995, and is presently an executive officer of the Company. In order to show Mr. Anderson's complete compensation for the fiscal year, the compensation shown for Mr. Anderson in fiscal 1996 includes compensation paid by Digitalk prior to the merger.

(5) Ms. Goldberg resigned as an executive officer of the Company in September 1995 and resigned from the Board of Directors in March 1996.

(6)    Mr. Wesemann joined the Company in November 1994 and resigned in May
       1996.

       The following table sets forth information regarding grants of stock options made during the fiscal year ended March 31, 1996 to the persons named in the Summary Compensation Table above:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE VALUE
                                                                                     AT ASSUMED ANNUAL RATES OF
                                      % OF TOTAL                                      STOCK PRICE APPRECIATION
                                    OPTIONS GRANTED      EXERCISE                        FOR OPTION TERM(3)
                        OPTIONS     TO EMPLOYEES IN       OR BASE     EXPIRATION     --------------------------
          NAME        GRANTED(1)    LAST FISCAL YEAR     PRICE(2)        DATE               5%          10%
          ----        ----------    ----------------     --------     ----------            --          ---
William P. Lyons      10,000 (4)          0.6%            $6.875       11/08/05         $43,237       $109,570
James C. Anderson      4,273 (4)          0.3%            $6.875       11/08/05         $18,475        $46,819

Carolyn V. Aver       10,000              0.6%           $10.00         8/31/05         $62,889       $159,374
                       4,500 (4)          0.3%            $6.875       11/08/05         $19,456        $49,306

Richard H. Dym         7,500              0.4%           $10.00         8/31/05         $47,167       $119,531
                       2,600 (4)          0.2%            $6.875       11/08/05         $11,241        $28,488
Adele J. Goldberg          -                -                 -               -               -              -
William G. Wesemann   10,000              0.6%           $10.00         8/31/05         $62,889       $159,374
                       3,400 (4)          0.2%            $6.875       11/08/05         $14,700        $37,254


(1) The Board of Directors has the discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options. Except as noted, the listed options vest over four years, subject to agreements providing for acceleration in the event of termination of employment in connection with a change in control of the Company.

(2) All options were granted with an exercise price equal to the fair market value of the Common Stock as determined by the Board of Directors on the date of grant. In determining the fair market value of the Common Stock, for which no trading market existed, the Board of Directors took into consideration such factors as the most recent sale prices and preferences of Preferred Stock (all of which has since converted to Common Stock), recent results of operations, and other relevant data. The exercise price and tax withholding obligations related to exercise may in some cases, be paid by delivery of other shares or by offset of the shares subject to the options.

(3) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the 10-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. This table does not take into account any appreciation in the price of the Common Stock to date, which exceeds the hypothetical gains shown in the table.

(4) These options were granted in connection with the Company's revised executive bonus plan for fiscal 1996, under which the options would have no vesting for five years unless certain plan targets were achieved. Because the applicable Company and individual targets were achieved, the options will vest in full on September 30, 1996.

       The following table sets forth, for each person named in the Summary Compensation Table above, information regarding the exercise of stock options during the fiscal year ended March 31, 1996 and the year-end value of unexercised options:


   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES


                                                                                                      VALUE(2) OF UNEXERCISED
                                                                   NUMBER OF UNEXERCISED                   IN-THE-MONEY
                               SHARES                              OPTIONS AT YEAR-END:                OPTIONS AT YEAR-END:
                             ACQUIRED ON        VALUE        --------------------------------     --------------------------------
           NAME               EXERCISE       REALIZED(1)     EXERCISABLE     UNEXERCISABLE(3)     EXERCISABLE     UNEXERCISABLE(3)
           ----              -----------     -----------     -----------     ----------------     -----------     ----------------
William P. Lyons                  -                -           373,388           116,776          $2,595,130            $77,719

James C. Anderson                 -                -              -                4,273                -                $9,614

Carolyn V. Aver                   -                -            34,374            41,626            $171,042            $90,208

Richard H. Dym                    -                -            30,187            34,663            $149,583            $77,923

Adele J. Goldberg              143,239       $1,279,840         48,089            58,961             $82,942               -

William G. Wesemann               -                -            20,750            75,650                -                $7,650


(1) Calculated on the basis of the fair market value of the Common Stock on the date of exercise, minus the per share exercise price, multiplied by the number of shares underlying the option.

(2) Based on a fair market value of $9.125, which was the closing price of the Common Stock on March 31, 1996.

(3) Shares subject to certain options may be purchased prior to vesting but will be subject to repurchase until vested.

      During the fiscal year ended March 31, 1996, the Company approved a stock option repricing program in which Mr. Wesemann, who is named in the Summary Compensation Table above, could have participated had he remained with the Company for the 6-month minimum retention period for the repricing program. However, Mr. Wesemann resigned from the Company before meeting the minimum retention period.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      The Compensation Committee of the Company's Board of Directors (the "Committee") consists of directors John B. Carrington and Jos C. Henkens. The Committee is responsible for establishing policies and programs that determine the compensation of the Company's executive officers, as well as supervising and making recommendations to the Board on general compensation matters. The Committee also has exclusive authority to grant stock options to executive officers of the Company under its 1993 Stock Plan.

Compensation Philosophy and Policies

       The Committee's compensation philosophy is designed to align each executive's compensation, and therefore the executive's motivation, with that of the stockholders through both cash and equity incentives. The Company seeks to attract and retain executive officers of the highest quality by paying salaries competitive in the industry and ensuring that its executives are rewarded for their contributions to the Company.

       The Committee favors a high-risk/high-reward compensation system, which emphasizes bonus compensation as a relatively high percentage of base salary. In addition, executives are encouraged to hold a continuing significant equity interest in the Company. The Committee believes that broad- based employee equity ownership provides an important incentive for employee contribution to the Company's success.

Elements of Compensation

       The components of officer compensation include cash compensation, stock ownership through stock options and participation in a payroll-deduction stock purchase plan, participation in a 401(k) plan (without matching employer contributions), supplemental life insurance, and other standard benefits. There are essentially no other officer perquisites.

       Cash compensation consists of base salary, bonuses, and sales commissions. Base salary is determined on the basis of the level of responsibility, expertise and experience of the employee, taking into account competitive conditions in the industry. Cash bonuses awarded to officers and other key employees are typically based on a target percentage of salary, adjusted for achievement of revenue and profit goals by the Company and individual performance evaluations. Compensation of sales executives also includes sales commissions.

       Ownership of the Company's Common Stock is a key element of executive compensation. Officers and other employees of the Company are eligible to participate in the 1993 Stock Plan (the "Option Plan") and the 1993 Employee Stock Purchase Plan (the "ESPP"). The Option Plan permits the Board of Directors or any committee delegated by the Board to grant stock options to employees on such terms as the Board or such committee may determine. The Compensation Committee presently has sole authority to grant stock options to executive officers of the Company. In determining the size of the stock option grant to an officer or other employee, the Committee takes into account equity participation by comparable employees within the Company, external competitive circumstances, and other relevant factors. The ESPP permits employees to acquire Common Stock of a Company through payroll deductions and promotes broad-based equity ownership throughout the Company.

Fiscal 1996 Executive Compensation

       Executive compensation for fiscal 1996 included base salary and bonus, and for sales personnel, sales commissions. Under the executive bonus plan in place for the year, target bonuses were established with percentage achievement levels based upon a combination of both Company performance, as determined by revenue and profit before tax, and individual performance. Because of the merger with Digitalk in the middle of the fiscal year, the executive bonus plan was amended such that no bonuses would be paid for the first half of the fiscal year, and revenue and profit targets for the remainder of the fiscal year were adjusted for the merger and pro-rated for the portion of the year remaining. Also, in connection with the revised plan, stock options were granted to each executive officer, with an exercise price equivalent to the fair market value of the stock on the date of grant, with no vesting for five years unless the plan targets were achieved. At the end of the year, upon applying the formula in the plan to performance for the second half of the fiscal year, cash bonuses were awarded and the bonus plan options will by their terms become exercisable as of September 30, 1996. In addition to the executive bonus plan, certain executive officers were granted stock options during the fiscal year, with exercise prices equivalent to the fair market value of the stock on the date of grant.

Chief Executive Officer Compensation for Fiscal 1996

       William P. Lyons joined the Company as its President, Chief Executive Officer and Director in April 1992. Mr. Lyons' base salary was established at that time based on a review of a number of factors, including compensation packages awarded to chief executives of comparable companies, competitive conditions in the industry, alignment of the chief executive's compensation with growth in value of the Company's stock and other relevant factors. No increase from that initial base salary was made until October 1994, at which time Mr. Lyons' base salary was increased based on factors substantially identical to those applied in April 1992, and no additional increases have been made since that time. Mr. Lyons' bonus has been determined in accordance with the Company's executive bonus plan.

Tax Deductibility of Executive Compensation

       Under Section 162(m) of the Internal Revenue Code, adopted in 1993, the deductibility of compensation paid to certain executive officers may be limited if it exceeds $1 million in one year, although performance-based compensation is excluded from the limitation. Because the targeted cash compensation for each of the Company's officers is well below the $1 million threshold and, subject to the amendments described in this proxy statement, options granted under the Option Plan should meet the Section's requirements for being performance-based, the Section is not expected to reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

Summary

       The Compensation Committee sets policy and administers the Company's cash and equity incentive programs for the purpose of attracting and retaining highly skilled executives who will promote the success of the Company's business.

                                                     COMPENSATION COMMITTEE OF
                                                     THE BOARD OF DIRECTORS

                                                     John B. Carrington
                                                     Jos C. Henkens


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Neither member of the Compensation Committee is a present or former employee or officer of the Company, although Mr. Carrington was President and Chief Executive Officer of Digitalk prior to the merger with the Company in August 1995. No officer of the Company served as either a member of a compensation committee of, or as a director of, another company as to which there was interlocking participation on the Compensation Committee of the Company.

                            STOCK PERFORMANCE GRAPH

       The following graph shows a comparison of cumulative total stockholder returns for the Company's Common Stock, the Nasdaq Stock Market index for U.S. companies, and the Nasdaq Computer and Data Processing Services Stocks index. The graph assumes the investment of $100 on February 1, 1994, the date of the Company's initial public offering. The data regarding the Company assumes an investment at the initial public offering price of $15.50 per share of the Company's Common Stock. The performance shown is not necessarily indicative of future performance.


                 COMPARISON OF 26-MONTH CUMULATIVE TOTAL RETURN
      AMONG PARCPLACE-DIGITALK, THE NASDAQ STOCK MARKET (U.S. COMPANIES),
            AND NASDAQ COMPUTER AND DATA PROCESSING SERVICES STOCKS

                             Proxy Stock Perf. Data


                                       Comp &                    Relative Performance                 Difference
                PPD         NASDAQ    DP Svcs                 PPD       NASDAQ  C & DP Svcs    PPD      NASDAQ  C & DP Svcs
            Stock Price          Index                    ParcPlace-D Nasdaq Stock Nasdaq Computer & Data Processing Services
  2/1/94      15.500       256.413    425.183     2/1/94    100.000    100.000    100.000     29.032    -6.685    -3.031
 3/31/94      20.000       299.529    412.295    3/31/94    129.032     93.415     96.969    -30.645    10.531    33.747
 5/31/94                                                    123.925     95.170    102.593
 7/31/94                                                    118.817     96.926    108.218
 9/30/94                                                    113.710     98.681    113.842
11/30/94                                                    108.602    100.436    119.467
 1/31/95                                                    103.495    102.191    125.091
 3/31/95      15.250       266.532    555.780    3/31/95     98.387    103.946    130.715    -39.516    37.152    54.514
 5/31/95                                                     91.801    110.138    139.801
 7/31/95                                                     85.215    116.330    148.887
 9/30/95                                                     78.629    122.522    157.973
11/30/95                                                     72.043    128.714    167.058
 1/31/96                                                     65.457    134.906    176.144
 3/31/96       9.125       361.794    787.566    3/31/96     58.871    141.098    185.230

                        CERTAIN TRANSACTIONS AND REPORTS

       Pursuant to the Delaware General Corporation Law ("Delaware Law"), the Company has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of its directors and officers to the Company and its stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. The Company's Bylaws require the Company to indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with each of its current directors and executive officers that provide for indemnification to the fullest extent permitted by Delaware Law, including in circumstances in which indemnification and the advancement of expenses are discretionary under Delaware Law. The Company believes that the limitation of liability provisions in its Certificate of Incorporation and the indemnification agreements will enhance the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer or employee of the Company to which the indemnification agreements would apply. The Company has entered into agreements with each of its executive officers providing for acceleration of their options in the event of termination of employment in connectionwith a change in control of the Company.

REPORTS UNDER SECTION 16 OF THE SECURITIES EXCHANGE ACT

       Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file reports of changes in ownership with the Securities and Exchange Commisssion ("SEC") and the Nasdaq National Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16 forms they file. Based on its review of copies of such forms furnished to the Company on written representations of such persons, the Company believes that all Section 16 filing requirements were met during fiscal 1994 by such persons.


                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

       Proposals that are intended to be presented by stockholders of the Company at the 1997 Annual Meeting of Stockholders must be received by the Company no later than March 14, 1997, in order that they may be included in the proxy statement and form of proxy relating to that meeting.


                                 OTHER MATTERS

       The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.


                           AVAILABILITY OF FORM 10-K

       THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, PARCPLACE-DIGITALK, INC., 999 EAST ARQUES AVENUE, SUNNYVALE, CALIFORNIA 94086.

PROXY                       PARCPLACE-DIGITALK, INC.                      PROXY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      1996 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of ParkPlace-Digitalk, Inc. hereby appoints William
P. Lyons and Carolyn V. Aver, each with full authority and each with the power to appoint a substitute, as Proxies to represent the undersigned at the annual meeting of stockholders to be held on August 23, 1996, and to vote, as designated below, all shares of Common Stock held on the record date for the meeting. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

               / / Check here if you plan to attend the meeting.

  PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT
                       PROMPTLY IN THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                            PARCPLACE-DIGITALK, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/


1.  Election of Directors.
    Nominees: James C. Anderson, John B. Carrington, Jos C. Henkens, Phillip
    C. Kantz and William P. Lyons. (To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

                FOR             WITHHOLD                FOR ALL
                ALL               ALL                   EXCEPT
                                                    (name crossed out)
                / /               / /                     / /

2. Proposal to approve amendments to the 1993 Stock Plan, including an increase in the number of shares authorized for issuance thereunder.

                FOR              AGAINST                ABSTAIN

                / /               / /                     / /

3. Proposal to approve an amendment to the 1993 Employee Stock Purchase Plan to increase the number of shares authorized for issuance thereunder.

                FOR              AGAINST                ABSTAIN

                / /               / /                     / /

4. Proposal to confirm the appointment of Ernst & Young as the Company's independent auditors for the 1997 fiscal year.

                FOR              AGAINST                ABSTAIN

                / /               / /                     / /

Unless a contrary direction is indicated, this proxy will be voted FOR ALL nominees listed under proposal 1 and FOR Proposals 2, 3 and 4.


/ / Check here for address change and note on label.

                                                Dated:                  , 1996
                                                        ----------------


                                Signature(s)
                                             ---------------------------------

                                ----------------------------------------------
                                Please sign exactly as name appears hereon.
                                Joint owners should each sign personally.
                                Executors, trustees, etc. should indicate their titles when signing.